EXHIBIT 99.1

        Genelabs Plans to Appeal Staff Determination Letter from Nasdaq
              Regarding its Listing on the Nasdaq National Market

Redwood City, CA -- September 26, 2005 -- Genelabs Technologies, Inc. (Nasdaq:
GNLB) announced that it has received a staff determination letter from the Nasdaq Stock Market (Nasdaq) stating that the company's common stock is subject to delisting from the Nasdaq National Market because the closing bid price of the company's common stock is not in compliance with the $1.00 minimum closing bid price requirement as set forth in Marketplace Rule 4450(a)(5). Such letters are standard procedure when a company does not meet the minimum closing bid price requirement. Genelabs has the right to appeal the Nasdaq staff determination to a Nasdaq Listings Qualification Panel and intends to timely request a hearing, which will automatically stay the delisting of Genelabs' common stock until the Panel reaches a decision. At the hearing, Genelabs intends to present a plan for its continued listing on the Nasdaq National Market. There can be no assurance that the Panel will grant Genelabs' request for continued listing on the Nasdaq National Market. If the Panel determines not to continue to list the company's common stock on the Nasdaq National Market, Genelabs intends to request the Panel to permit the company to transfer its common stock to the Nasdaq SmallCap Market. Genelabs currently complies with the requirements for initial listing on the Nasdaq SmallCap Market, except for the $1.00 minimum closing bid price. Under the rules of the Nasdaq SmallCap Market, Genelabs would have an additional grace period through March 16, 2006 to comply with the $1.00 minimum closing bid price requirement on the Nasdaq SmallCap Market, thereby providing the company with sufficient time to effect a reverse stock split that was approved by the company's shareholders on June 14, 2005. The company cannot provide assurance that in the future it will continue to meet the initial listing requirements for the Nasdaq SmallCap Market.

About Genelabs
--------------

Genelabs Technologies, Inc. is a biopharmaceutical company focused on the discovery and development of pharmaceutical products to improve human health. We have built drug discovery and clinical development capabilities that can support various research and development projects. Genelabs is currently concentrating its capabilities on developing a late-stage product for lupus, discovering novel compounds that selectively inhibit replication of the hepatitis C virus and advancing preclinical development of compounds from this hepatitis C virus drug discovery program. We believe that these high-risk, potentially high reward programs focus our research and development expertise in areas where we have the opportunity to generate either first-in-class or best-in-class products that will address diseases for which current therapies are inadequate. For more information, please visit www.genelabs.com.

Note: Genelabs(R) and the Genelabs logo are registered trademarks and Prestara(TM) is a trademark of Genelabs Technologies, Inc.

NOTE ON FORWARD LOOKING STATEMENTS AND RISKS: This press release contains forward-looking statements including statements regarding the appeal of the staff determination letter from Nasdaq, the continued trading of the company's stock on the Nasdaq National Market, the intention to file an application to the Nasdaq SmallCap Market, and the compliance with Nasdaq SmallCap Market listing requirements. These forward-looking statements are based on Genelabs' current expectations and are subject to uncertainties and risks that could cause actual results to differ materially from the statements made. Uncertainties and risks include, without limitation, delisting of Genelabs common stock from the Nasdaq National Market; fluctuations in Genelabs' stock price; events which reduce Genelabs' future prospects, thus negating any advantage that may be anticipated from a reverse stock split; failures or setbacks in our HCV research programs or in our collaboration with Gilead; progress and announcements by competitors regarding their HCV programs; regulatory problems or delays regarding Prestara(TM), including an adverse response from the FDA or a determination to discontinue development of Prestara; increases in expenses and Genelabs' capital requirements and history of operating losses. Please see the information appearing in the Genelabs' filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, under the captions "Risk Factors" and "Forward-Looking Statements" for more discussion regarding these uncertainties and risks and others associated with the company's research programs, early stage of development and other risks which may affect the company or cause actual results to differ from those included in the forward-looking statements. Genelabs does not undertake any obligation to update these forward-looking statements or risks to reflect events or circumstances after the date of this release.